EXHIBIT 99.1

LECG CORPORATION REPORTS FIRST QUARTER 2007 RESULTS
Announces EPS of $0.17 excluding $0.04 restructuring charge

Emeryville, CA, April 30, 2007 — LECG Corporation (NASDAQ: XPRT), a global expert services firm, today reported financial results for the first quarter ended March 31, 2007.

First Quarter 2007 Financial Results
Revenues for the first quarter increased 13 percent to $95,462,000 from $84,464,000 for the first quarter of 2006. Expert and professional staff revenues increased 13 percent. Organic growth of expert and professional staff revenues was seven percent.

Net income was $3,266,000 in the first quarter of 2007, 41 percent lower than net income of $5,520,000 reported in the first quarter of last year. Net income per diluted share was $0.13 this quarter, including a restructuring charge of $0.04, compared with net income per diluted share of $0.22 in the same period a year ago. Diluted shares outstanding increased one percent to 25,413,000 in the first quarter of 2007 from 25,041,000 for the same period in 2006.

During the first quarter, the company took a restructuring charge of $1,638,000, or $0.04 per fully diluted share, resulting from the termination of certain experts and staff. The restructuring charge is composed of $936,000 in write-offs of unamortized signing bonus expense, $444,000 to cover expert compensation advances, both of which are non-cash items, and $258,000 in accrued severance expense.

EBITDA(1) for the first quarter of 2007 was $7,258,000, a 32 percent decrease from EBITDA of $10,631,000 in the first quarter of 2006. Adjusted EBITDA(2) was $8,896,000 for the first quarter of 2007, a decrease of 19 percent over the prior year period.

Michael Jeffery, LECG chief executive officer commented, “LECG’s management team has begun implementation of our 2007 recovery plan which is intended to rebuild shareholder value by focusing on more profitable revenue growth, improving gross margin, and controlling our general and administrative expenses to plan.”

“In the first quarter, we took actions that will result in annualized cost savings of seven to eight million dollars,” Mr. Jeffery stated. “We identified 21 experts who did not meet our profitability targets tied to leverage and margin contribution, all of whom are leaving LECG. We also closely evaluated historical utilization and performance of individual professional staff and are reducing headcount where our standards are not being met. In addition, we will close one of our offices in Los Angeles when the lease expires in July.”

Mr. Jeffery concluded, “Management continues to evaluate both the financial contribution of individual experts as well as professional staff performance.  We are committed to making the tough decisions that we believe will result in improved operating results with minimal disruption to our revenues.”

Acquires The Secura Group LLC
As previously announced, on March 16, 2007 LECG acquired the Secura Group LLC which focuses on financial services and regulatory compliance. 20 employees joined LECG, including nine experts and six professional staff.  The purchase price consisted of $9,500,000 in cash paid at closing. Additional payments of up to $2,500,000 will be made in cash if specific revenue growth and profitability targets are met during the period from the closing to December 31, 2010. The Secura Group’s revenues in fiscal year 2006 were $8.9 million.

“Secura’s professionals, led by William Isaac, former chairman of the Federal Deposit Insurance Corporation, have unmatched knowledge of the regulatory landscape governing US and international banks,” said LECG chairman, Dr. David Teece. “They are thought leaders in their field and reinforce LECG’s reputation as the preeminent resource for specialized expertise and top talent.”

Operating Metrics
As of March 31, 2007, LECG had 1,261 employees and exclusive independent contractors compared with 1,291 as of December 31, 2006. Expert headcount was 349, a decrease of seven percent compared with 376 as of December 31, 2006. Professional staff headcount decreased two percent to 624 from 634 as of December 31, 2006.

Revised 2007 Fiscal Year Outlook
As a result of the $0.04 restructuring charge incurred in the first quarter, LECG has revised its 2007 guidance. LECG now expects that revenues for the full year 2007 will be in the range of $380 million to $400 million, and net income per diluted share will be in the range of $0.86 to $0.96, including the $0.04 restructuring charge. Previously stated 2007 guidance anticipated revenues of $375 million to $400 million, and net income per diluted share of $0.90 to $1.00. For the second quarter ending June 30, 2007, LECG anticipates revenues will be in the range of $96 million to $98 million, and that net income per diluted share will be in the range of $0.20 to $0.22.

As the company continues to implement its value recovery plan, it may incur additional expenses that could further impact guidance.

“This quarter is our first step on the road to recovering shareholder value. I feel confident we are focused on the right drivers, and that the benefits to our shareholders will begin to materialize over the next several quarters as we continue to implement our plan,” stated Mr. Jeffery.

Conference Call Webcast Information
LECG Corporation will host a conference call and live webcast to discuss these results at 5:00 p.m. Eastern time today. The webcast will be accessible through the investor relations section of the company’s website, www.lecg.com. A replay of the call will be available on the company’s website two hours after completion of the live broadcast.

About LECG
LECG, a global expert services firm with over 950 experts and professionals in 35 offices around the world, provides independent expert testimony, original authoritative studies, and strategic advisory services to clients including Fortune Global 500 corporations, major law firms, and local, state, and federal governments and agencies worldwide. LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice that help resolve complex disputes and inform legislative, judicial, regulatory, and business decision makers. LECG’s experts are renowned academics, former senior government officials, experienced industry leaders, and seasoned consultants. NASDAQ: XPRT

Statements in this press release concerning the future business, operating and financial condition of the company and statements using the terms “believes,” “expects,” “will,” “could,” “plans,” “anticipates,” “estimates,” “predicts,” “intends,” “potential,” “continue,” “should,” “may,” or the negative of these terms or similar expressions are “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations as of today, April 30, 2007. There may be events in the future that the company is not able to accurately predict or control, which may cause actual results to differ materially from expectations. Information contained in these forward looking statements is inherently uncertain, and actual performance is subject to a number of risks, including but not limited to, among others, dependence on key personnel, acquisitions, risks inherent in international operations, management of professional staff, dependence on growth of the company’s service offerings, the ability of the company to integrate successfully new experts into its practice, intense competition and potential professional liability. Further information on these and other potential risk factors that could affect the company’s financial results is included in the company’s filings with the Securities and Exchange Commission. The company cannot guarantee any future results, levels of activity, performance or achievement. The company undertakes no obligation to update any of its forward looking statements after the date of this press release.

Contacts
Jack Burke, Chief Financial Officer, 510-985-6700
Erin Glenn, Investor Relations, 510-985-6990, investor@lecg.com

LECG CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarter ended March 31, 2007 and 2006
(in thousands, except per share data)
(Unaudited)

	Quarter ended
	March 31,
	2007	2006

Revenues	$95,462	$84,464
Cost of services	66,421	56,406
Gross profit	29,041	28,058
Operating expenses:
General and administrative expenses	21,809	17,397
Depreciation and amortization	1,896	1,463
Operating income	5,336	9,198
Interest and other (income), net	(154)	(110)
Income before income tax	5,490	9,308
Income tax provision	2,224	3,788
Net income	$3,266	$5,520

Net income per share:
Basic	$0.13	$0.23
Diluted	$0.13	$0.22
Share amounts:
Basic	24,860	24,132
Diluted	25,413	25,041

LECG CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$11,459	$26,489
Accounts receivable, net of allowance of $743 and $906	115,263	107,585
Prepaid expenses	4,937	5,092
Deferred tax assets, net	3,843	3,877
Signing and performance bonuses - current portion	10,697	9,545
Income taxes receivable	4,785	5,481
Other current assets	3,522	2,494
Total current assets	154,506	160,563
Property and equipment, net	14,373	13,701
Goodwill	112,011	101,960
Other intangible assets, net	11,292	9,855
Signing and performance bonuses - long-term	33,207	28,265
Deferred compensation plan assets	12,640	10,925
Other long-term assets	1,627	1,884
Total assets	$339,656	$327,153

Liabilities and stockholders’ equity
Current liabilities:
Accrued compensation	$50,814	$50,852
Accounts payable and other accrued liabilities	7,886	8,011
Payable for business acquisitions - current portion	8,649	11,372
Revolving line of credit	5,000	—
Deferred revenue	3,585	2,487
Total current liabilities	75,934	72,722
Payable for business acquisitions - long-term	2,000	2,178
Deferred compensation plan obligations	13,291	11,550
Deferred tax liabilities	1,850	1,851
Other long-term liabilities	7,857	7,738

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value, 200,000,000 shares authorized, 25,252,811 and 24,907,072 shares outstanding at March 31, 2007 and December 31, 2006, respectively	25	25
Additional paid-in capital	161,168	156,900
Accumulated other comprehensive income	956	880
Retained earnings	76,575	73,309
Total stockholders’ equity	238,724	231,114
Total liabilities and stockholders’ equity	$339,656	$327,153

LECG CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Period ended March 31, 2007 and 2006
(in thousands)
(Unaudited)

	Quarter ended
	March 31,
	2007	2006
Cash flows from operating activities
Net income	$3,266	$5,520
Adjustments to reconcile net income to net cash used in operating activities:
Bad debt expense	75	58
Depreciation and amortization of equipment and leaseholds	1,172	820
Amortization of intangible assets	723	643
Signing and performance bonuses paid	(11,091)	(7,951)
Amortization of signing and performance bonuses	2,792	2,052
Non cash restructuring charge	1,380	—
Tax benefit from option exercises and equity compensation plans	34	—
Equity-based compensation	1,560	1,621
Deferred rent	119	118
Other	(72)	(24)
Changes in assets and liabilities:
Accounts receivable	(7,752)	(8,190)
Prepaid and other current assets	(639)	(182)
Accounts payable and other accrued liabilities	(128)	450
Income taxes	699	—
Accrued compensation	719	4,970
Deferred revenue	715	(286)
Deferred compensation plan assets, net of plan obligations	27	65
Other assets	196	77
Other liabilities	20	57
Net cash used in operating activities	(6,185)	(182)
Cash flows from investing activities
Business acquisitions and earnout payments, net of acquired cash	(14,907)	(3,531)
Purchases of property and equipment	(1,704)	(941)
Other	(8)	31
Net cash used in investing activities	(16,619)	(4,441)
Cash flows from financing activities
Borrowings from revolving credit facility	5,000	—
Exercise of stock options	1,656	412
Tax benefit from option exercises and equity compensation plans	1,052	593
Other	(10)	—
Net cash provided by financing activities	7,698	1,005
Effect of exchange rates on changes in cash	76	124
Decrease in cash and cash equivalents	(15,030)	(3,494)
Cash and cash equivalents, beginning of year	26,489	35,722
Cash and cash equivalents, end of period	$11,459	$32,228

Supplemental disclosure
Cash paid for interest	$31	$46
Cash paid for income taxes	$472	$2,802

LECG CORPORATION
EBITDA and Adjusted EBITDA
For the Quarter ended March 31, 2007 and 2006
(in thousands)

	Quarter ended
	March 31,
	2007	2006
Net income	$3,266	$5,520
Add back (subtract):
Provision for income tax	2,224	3,788
Interest (income) expense, net	(128)	(140)
Depreciation and amortization	1,896	1,463

EBITDA(1)	$7,258	$10,631

Adjustments to EBITDA
Expensed acquisition costs	—	317
Restructuring charges	1,638	—

Adjusted EBITDA (2)	$8,896	$10,948

                                                EBITDA is a non-GAAP financial measure defined as net income before provision for income tax, interest, and depreciation and amortization. The company regards EBITDA as a useful measure of financial performance of the business. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

                                                Adjusted EBITDA is a non-GAAP financial measure defined by the company as EBITDA as defined in (1) above adjusted for a restructuring charge in the first quarter 2007 and expensed acquisition costs recognized in the first quarter of 2006. As is the case with EBITDA, this measure should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.